DSW - DSW Inc.
Q4 2012 Earnings Conference Call
Tuesday, March 19, 2013 8:30 a.m. ET

Officers
 Christina Cheng; DSW, Inc.; Director, Investor Relations
 Doug Probst; DSW, Inc.; CFO
 Mike MacDonald; DSW, Inc.; President and CEO
 Debbie Ferrée; DSW Inc.; Vice Chairman and Chief Merchandising Officer

Analysts
Steve Marotta; CL King & Associates; Analyst
Jeff Van Sinderen; B. Riley & Co.; Analyst
Chris Svezia; Susquehanna Financial Group; Analyst
David Mann; Johnson Rice & Company; Analyst
Scott Krasik; BB&T Capital Markets; Analyst
Mark Montagna; Avondale Partners; Analyst
Seth Sigman; Credit Suisse; Analyst

Presentation

Operator:  Good morning and welcome to the DSW 4Q '12 and fiscal year 2012 earnings conference call.  All participants will be in listen-only mode.  (Operator Instructions)  After today's presentation, there will be an opportunity to ask questions.  (Operator Instructions)   Please note that this event is being recorded.

And now I would now like to turn the conference over to Christina Cheng. Miss Cheng, please go ahead.

Christina Cheng:  Thank you.  Good morning, and welcome to DSW's fourth-quarter conference call.   Earlier today we issued a press release detailing the results of operations for the 14-week and 53-week periods ending February 2, 2013.

Please note that the various remarks made about the future expectations, plans and prospects of the Company constitute forward-looking statements.  Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those in today's press release and in DSW's public filings with the SEC.

Joining us today are Mike MacDonald, President and CEO; Debbie Ferrée, our Vice Chairman and Chief Merchandising Officer; and Doug Probst, our Chief Financial Officer.  Doug will start our prepared remarks with a short discussion of our reported results and then highlight the details of our adjusted results for the fourth quarter and the full year.  Mike will provide more details on our operating performance and our progress this year towards achieving our long-term strategic goals. He will also provide our guidance for fiscal year 2013. After our prepared remarks, we will open the call for Q&A.

With that, I turn the call over to Doug.

Doug Probst: Thanks, Christina, and good morning, everyone.

Our reported net income for the 14-week fourth quarter was $27.1 million, or $0.59 per share, which includes a $4.2 million after-tax charge for the impairment of an office lease assumed from RVI. This compares against last year's reported net income of $19.4 million, or $0.37 per share, which also includes a $3.7 million after-tax charge for items related to the merger with RVI. Excluding these items related to the merger, adjusted net income was $31.4 million, or $0.69 per share compared to last year's adjusted net income of $23.1 million, or $0.51 per share, an increase of 35%.

We estimate the 53rd week benefited our fourth-quarter earnings by $0.09 per share, assuming no allocation of fixed costs. As we anticipated at the beginning of the year, this was the largest quarterly earnings increase this year, primarily due to the 53rd week and the timing of our new store opening expenses.

While DSW is a geographically diverse company, with stores in 41 states, a little over 25% of our sales are generated in the Northeast, the region most directly impacted by Superstorm Sandy. In hindsight, we estimated that the storm negatively impacted our Q4 sales and sales results by $8 million.

Sales for the fourth quarter increased by 15.7% to $594.3 million as comparable sales grew by 3.6% on top of the 5.6% increase for the same 13-week period in the prior year. For our DSW segment, which includes dsw.com, comps increased by 3.9%. Comps were driven by an increase in conversion and average unit retail. We opened 1 new DSW store for a total of 39 new stores in 2012.

In our Affiliated Business Group comps decreased by 2.2% after growing by 1.4% in the fourth quarter last year. Total segment revenues declined by 17% due to the closure of Filene's Basement operations last year. The Affiliated Business Group closed two locations in the fourth quarter, bringing our total to 344 departments.

Although merchandise margin contracted 40 basis points to 41.3% during the quarter, our gross profit rate increased by 50 basis points to 28.9% due to the leverage of occupancy expenses and lower distribution and fulfillment center costs.

Our SG&A rate in the fourth quarter decreased by 90 basis points to 20.2%, driven by leveraging preopening, marketing, overhead, and IT expenses. Our operating profits increased by 37.3% to a record fourth-quarter operating profit rate of 8.7% compared to 7.3% last year. Our effective tax rate for the quarter was 39.6%, leading to a full-year tax rate of 38.5%.

For the 53-week period ending on February 2, 2013 sales increased by 11.5% to $2.26 billion. On a 52-week basis, comparable sales grew by 5.5%, which represents a two-year comp increase of 13.8%. In 2012 we increased our top line by over $200 million for the third year in a row.

By segment, comps for DSW which, again, includes dsw.com, increased by 5.7%, while comps in our Affiliated Business Group increased by 1.4%.

For the year, our merchandise margin of 44.6% was 60 basis points below our record high rate of 45.2% in 2011. However, due to the leverage of occupancy expenses, our decrease in gross profit was limited to 20 basis points to 32.1%. Despite an incremental $9.3 million of preopening costs, we slightly leveraged our SG&A to 21.2% and, as a result, achieved a 10.9% operating income rate, just 10 basis points below our record 11% a year ago.

Combined with an increase in interest income and a lower effective tax rate, our adjusted net income increased 11.8% to $152.2 million, or $3.35 per share, which is at the high end of our original guidance at the beginning of the year of $3.20 to $3.35, and at the midpoint of our November guidance of $3.30 to $3.40 per share.

Turning to the balance sheet, our inventory position at the end of the year increased by 18%, due mostly to the incremental new stores, the growth of dsw.com, and our inventory investment into our luxury initiative. On a cost-per-square-foot basis, inventories were up 1%. We were pleased with our inventory levels at year end.

Capital expenditures for the fourth quarter were $16 million, reflecting the opening of one new store, new systems projects, and the enhancements in our distribution center. Excluding the purchase of our corporate office headquarters and distribution center for $72 million, capital expenditures for the year was $100 million versus last year's $77 million, with the increase due to new store openings, remodels, and new systems.

After paying $128 million in dividends, our year-end cash and investments totaled $410 million.

And with that, I'll turn it over to Mike.

Mike MacDonald: Thanks, Doug, and good morning to everyone on the call.

In my remarks today I want to touch on four topics. These include our financial results for 2012, the progress DSW is making on its strategic initiatives, the current status of several nonorganic growth initiatives, and our projections for financial performance in 2013.

First, as to our 2012 results, we were pleased with how we finished the year in terms of fourth-quarter performance. Sales grew by 16%. Operating margin expanded by 140 basis points, and earnings per share grew by 35%.

During the quarter we grew comp sales by 3.6% and we estimate this could have been in excess of 5% were it not for the impact of Superstorm Sandy in early November. By geographic region comparable sales were quite consistent except in the Northeast, which was disproportionately affected by Sandy.

In terms of fourth-quarter sales growth by category, we had positive comp growth in all major business segments. The strongest growth came out of men's footwear and accessories. More moderate increases were recorded in women's footwear and athletic footwear. Within women's footwear casual performed better than dress, and the women's boot category posted a mid-single-digit comp increase for the quarter.

Taking a step back and looking at our performance for the entire year, I would characterize our 2012 year results as very solid. We grew earnings by 12% in a year characterized by very atypical weather patterns and events, and an uncommon amount of economic and political uncertainty.

More importantly, we made excellent progress on a number of strategic initiatives, which is what I would like to comment on next. First, we achieved our goal of increasing the sales penetration of three very important business segments. Men's footwear, accessories, and private brand merchandise all increased their penetration to total business in 2012. Men's footwear now represents 16%, accessories represents 7%, and private brand represents 11%. These three areas have all been identified as underpenetrated categories. Our results in 2012 reflect our success in realizing a portion of that opportunity.

Second, we successfully opened 39 new stores in 2012. This was the largest number of new store openings since 2008 and several of these stores were unusually large and complex. I'm happy to report that, as a group, these new stores achieved their sales and profit projections in their first partial year of operation.

We also made improvements to our existing store base in 2012. We made improvements to, or relocated, a total of 42 stores over the course of the year. We continue to get the best return from those stores where we take down the wall separating clearance goods from regular-price goods and turn the fixture runs from east-west to north-south. Our store renovations produce less tangible immediate results, but we know that if we fail to maintain the look of our stores, they will eventually become noncompetitive and begin to lose customers and sales volume to competitors.

Turning to systems, I think you all know that the development of more sophisticated systems has been an essential part of our strategy for several years now. We continued to make excellent progress on that front in 2012.

At the beginning of the year, we implemented a system we call E-certs, which makes it possible for store sales associates to look up their customer's unredeemed rewards certificates at the point of sale. Previously this required a phone call to our Shoephoria call center, which took time on both ends and made the customer experience less efficient. Both customers and associates are reacting very favorably to this new capability. We've activated this system in about 40% of our stores and expect to roll it to the rest of the chain over the balance of 2013.

At midyear, we implemented our size optimization system that gives us the knowledge to develop different size profiles by store, that more closely conform to the natural demand by size, by store. This system will reduce lost sales and minimize markdowns due to size imbalances by store.

Another strategically important system we installed in 2012 is already helping us screen and select field associates more efficiently and effectively. We believe this candidate screening system has been instrumental in helping us drive down associate turnover in the field associate population.

Finally, in 2012 we implemented a new tool that will help us analyze online shopping behavior more scientifically. The information gleaned from this tool will help us sequence product better and develop product recommendations more precisely.

In terms of current systems projects underway, we continue to work on the assortment planning system that we expect to install in phases beginning in 2014 and continuing through 2015. Later this year we will implement our charge/send system that will allow in-store customers to order product from other stores and online customers to order from in-store inventories. This year we also expect to implement changes to our point-of-sale system that will afford us the opportunity to complete transactions through mobile devices, to look up previous customer purchases electronically, and to email receipts.

I think you can see from these examples that, while we have accomplished a great deal, we still have much work and opportunity ahead of us.

During 2012 we also made several investments to our infrastructure. We physically expanded the dsw.com fulfillment center, thereby increasing its storage and throughput capacity to accommodate the rapid growth of our online business. We also implemented a high-speed sortation system in our Columbus distribution center that will dramatically increase the capacity and efficiency of our unit replenishment operations. And we modified our West Coast distribution center to expand functionality to include accessories unit processing in addition to full-case cross stocking.

Finally, during the year we purchased our corporate headquarters building and distribution center in Columbus, for the purposes of securing the investments we have already made to these facilities and ensuring the availability of contiguous expansion space to accommodate future growth.

The last strategic initiative I want to mention is the omni-channel project. The ultimate objective of this initiative is to make our full assortment available to all customers, regardless of where the product resides and regardless of how and where the customer is shopping.

Two years ago we implemented a system that allows in-store customers to order product directly from our dsw.com fulfillment center. As just mentioned, later this year we will implement the charge/send project that will allow both in-store and online customers to tap into inventory located in other stores.

Both of these capabilities fall into the category I call reactive omni-channel business, wherein you see a product in one place but obtain it from another place. Longer term, we want to develop the capability to do proactive omni-channel retailing, which will make the full assortment of DSW products available to all customers, regardless of where and how they are shopping. This is a longer-term and more complex undertaking.

For the last several months we have had a task force comprised of talented individuals from all disciplines in the Company working on just how we can realize this opportunity in a way that is both financially responsible and operationally executable. We expect to receive the recommendations of that task force in about a month.

Now, let me turn to our nonorganic growth initiatives. I call them nonorganic because they fall outside of our previously defined categories and ways of doing business.

The first is kids footwear, which we began to offer as a part of our online assortment a little over a year and a half ago. Nationally, kids' footwear represents approximately 10% of adult footwear. Because kids' footwear is so size sensitive, we set an internal target for kids' footwear to become 5% of our online business. In 2011 kids represented 1% of our online sales and in 2012 that grew to 2%. We are pleased with the progress to date and we continue to learn how to better position this business with each season of operation. Development of a proactive omni-channel capability will obviously accelerate our growth in this category.

The second category extension I want to mention is fashion jewelry. We initiated a 25-store test of this new category in the fourth quarter of 2012. The results were encouraging and we learned a great deal from this test in terms of the assortment mix, price points, and brands that work best. We are applying that learning right now as we evolve the product assortments in the test stores. Assuming those adjustments work as expected over the next several months, I would expect that we would initiate a plan to roll out fashion jewelry to most of our stores beginning in 2014.

The last category extension we want to brief you on is our luxury initiative. We mentioned this to you preliminarily on the last earnings call, and I now have more information to share. We have offered a smattering of luxury products in the past, both in select stores and online. We are now testing making our luxury offering a larger and more permanent portion of our assortment. Designers included in the luxury assortment include some of the most recognizable European and American luxury names.

We are undertaking this test for four reasons. First, we believe it has the potential to be a profitable addition to our business. Second, we believe this luxury offering can provide a point of differentiation versus our competition. Third, we believe this product offering gives us the ability to extend our reach to a broader customer base that would shop both luxury goods and our core assortments. And, fourth, we believe by offering these luxury brands we advance our positioning with other better brands that today we either don't buy from at all or we buy only a limited offering.

The primary thrust of this initiative is through a special tab on the dsw.com website. The tab is called Luxe810. When you click on the Luxe810 tab you'll see that the product images are larger, the product presentation is less dense, and the overall site experience has a look and feel that is much different than the rest of the DSW website.

We believe it was a coup for DSW to obtain access to this very special offering of luxury footwear and accessories. However, in order to obtain this product, in the first year we were obligated to also purchase an assortment of residual apparel from the flagship stores of several of these luxury brands. As you know, apparel is not a part of our current product offering. And, regardless of the success of Luxe810, it will not be a part of our go-forward assortment. However, it was an obligation we assumed in the first year as a part of the overall agreement.

Given the one-time nature of this apparel purchase, we chose to sell it through temporary pop-up store locations in 5 key cities throughout the country. You may have seen these locations in Manhattan, Boston, Washington, DC, Boca Raton, and San Francisco.

We consider 2013 to be an investment year for the new luxury initiative. Internally we projected a $5 million operating loss from the Luxe810 website and another $6 million operating loss related to the sale of luxury apparel merchandise, for a total operating loss of $11 million.

Now let me cover the initial results from the luxury initiative. We launched the Luxe810 tab on our website about four weeks ago. And we supported this new tab with marketing efforts beginning about two weeks ago. The results so far have been in line with our expectations.

As to the five pop-up stores, we opened them approximately three weeks ago. Results so far for these stores have been disappointing. Transaction velocity has improved as we have deepened the discounts, but overall sales and margin results have still fallen below our expectations. Our intention is to continue to operate these temporary locations through the end of the month, which will give us the time necessary to sell off the rest of the inventory in those stores.

Most of the remainder of the apparel purchase consists of fall-oriented goods. And we are currently researching alternative ways to sell off that product at better prices than we are able to realize through the pop-up stores.

So to sum up, we have internal projections of an $11 million pre-tax operating loss for the first year of the luxury initiative. And it appears the actual loss could be larger, based on results from the pop-up stores used to liquidate a portion of the luxury apparel goods.

Obviously, we're very early in this luxury test and we are a long ways from being able to declare whether the test is either a success and that luxury will become a permanent offering, or it is an unsuccessful test that will be discontinued. For that reason, we intend to separate the financial results of this luxury initiative from our base business results as we go through the 2013 fiscal year. That approach will give us, and you, a clearer picture of what is driving our financial results.

The final item for discussion this morning is our expectation for financial performance in fiscal 2013. Unfortunately, in the first six weeks of the new fiscal year, we have experienced a material softening in our sales trends from what had been a fairly predictable positive comp sales trend for the last 14 consecutive quarters.

Specifically, over this 6-week time period, DSW has experienced a comparable sales decline of 5%. All merchandise categories and all geographic regions have softened. Weather has certainly played a part in this result, but we cannot be sure that weather is the only factor affecting our sales trends. While it is very early in the year and the most important weeks of the spring selling season are still ahead of us, this weakening of our sales trend is nonetheless of concern to us.

We've chosen to react to this development by reducing forward sales expectations and managing receipts downward, so that inventory levels are in line with those reduced sales expectations. We are also managing variable expenses and identifying nonessential fixed expenses that can be reduced or deferred. This approach may prove to be conservative, but we've always found that our profitability improves in situations where we are chasing the sales trends. So that is exactly how we plan to operate in the near term.

In this very uncertain environment, it is exceptionally difficult to project financial performance with confidence. However, internally we are now managing the merchandise receipts and inventories assuming flat comparable sales for the first half of the year. If comparable sales for the full year were to be flat, the Company estimates diluted earnings per share of $3.30 to $3.40, excluding any impact from the merger with RVI and excluding any impact from the Company's luxury initiative.

This range of performance may prove to be conservative, but it does reflect how we are currently managing the business. Obviously, if our business trend improves and stabilizes at a higher level we will revisit our assumptions and revise our financial expectations accordingly.

With that, I'll turn the call back to the operator to open it up for questions.

Questions & Answers

Operator: Thank you. We will now begin the question-and-answer session. (Operator Instructions) In the interest of time, we do ask that you limit yourself to one question and one follow-up. If you have additional questions, please reenter the question queue. At this time we'll pause momentarily to assemble our roster.

Steve Marotta; CL King & Associates.

Steve Marotta: Good morning, everybody. Could you comment a little bit more on the first six weeks? You mentioned that you believe weather was a factor, but not the only factor. Can you talk about what would lend you to believe that weather is a material factor? Are there warm weather markets that are outperforming cold weather pockets or patterns that you're seeing at all?

Mike MacDonald: Sure, Steve. I think the primary reason why I can't say it's only weather is because we haven't had enough good weather on a consistent basis to really measure the underlying sales trend when it is good. I'll give you a couple of stats.

We have seen a material decline in our traffic, and it started almost at the onset of the fiscal year. And of course that can be weather or it could be other factors. But here's an interesting stat. Last week we had reasonably good weather in the West. And, as a consequence, our customer traffic was up a little more than 1%. We had a comparable sales increase in the West last week of about 12.5%. Now, the interesting thing is, if you look at seasonal sandals, which is kind of the poster child for categories that are affected by weather, seasonal sandals in the West last week were up 30%. In our weakest region, seasonal sandals were down 60%. So there's a 90-point swing from top to bottom.

So it's clear that categories that are affected by weather -- sandals, any kind of opened-up product in women's, athletic to some extent -- they are disproportionately affected. It's also clear that the regions like the Northeast, the Mid-Atlantic and the Midwest that have had less favorable weather and larger weather swings from the prior year, their business has been much more severely impacted than the South and the West.

So, again, if we get some decent stretches of seasonal weather -- it doesn't have to be as good as last year -- if it's just seasonal I'll think we'll get a better and stronger read as to the strength of our business. But I think this week it's not going to get out of the 30s in Columbus. It's 15 to 20 degrees cooler than normal. And last year was, call it, 10 degrees warmer than normal. So the swing is pretty phenomenal. So hopefully that kind of insight helps you understand what we're dealing with, Steve.

Steve Marotta: That does help out a lot. Thank you. And so further along that train of thought, you're managing receipts, so I assume that you're slowing the supply of goods in. Have you done anything either quarter to date, or at least planning for the quarter, accelerating promotions, either from a markdown standpoint or additional coupon -- the direct marketing that you do? Can you talk a little bit -- has there been a change in that cadence from your plans at the beginning of this fiscal year?

Mike MacDonald: Yes, I wouldn't say -- not material changes. We are basically not a promotional business. The way we promote is we manage sell-through rates on a style-by-style basis and periodically move goods from regular price, which is already a terrific price, into clearance. And that typically goes in at 30 and then it moves to 40, 50, 70 and out the door. So we're going to continue to monitor our sell-through rates and our inventory levels and continue to make those moves into clearance based on those statistics.

You probably will see in the next few weeks that we're going to append our TV advertising with some value messaging, because we think that perhaps not so much -- well, I guess I'd say the competition appears to be a little more in your face with promotions. And as we look at ourselves, we need to respond to that. So we need to reemphasize not newer, lower prices, but the already great values that DSW offers on a day-in and day-out basis. So you'll see that on some TV advertising and you'll probably see stronger messaging in our email and direct mail communication with the customers.

Steve Marotta: That's very helpful. I have one last question. Doug, maybe you can comment on merchandise margin plans for the current fiscal year.

Doug Probst: Well, obviously the merchandise margin is going to be impacted greatly by what the comps end up being. But originally going into the year, before we saw this kind of slowdown in the early part, we thought merchandise margin would be relatively flat to last year. But, again, that volatility will be dependent on where the comps end up coming out. But, again, the merchandise inventory adjustments are going to help get closer to that target. But, again, it depends on the comps for the balance of the year.

Steve Marotta: That's great. Thank you very much.

Operator: Thank you. Once again, as a reminder, please limit yourself to one question and a follow-up. Jeff Van Sinderen; B. Riley.

Jeff Van Sinderen: One thing I wanted to touch on is the sandal concentration of your business. Maybe you could just touch on that for Q1.

Debbie Ferrée: Yes, I'll go ahead and take that question. So what we're seeing in the business right now, as Mike alluded to, is the places that we do have weather we are getting some very favorable sandal comp performance and places we don't we are seeing some very favorable boot performance. So it just depends on what region.

There are some bright spots that we're reading in both the West and the South in terms of sandals. And we're using that information intelligence to determine what the outcome for the rest of those regions will be once the weather does turn on for us. So if there is something good that can be gleaned from all of this, it's early intelligence that's going to be able to help us better manage our second quarter and into early third quarter in terms of sandals.

Dress sandals are slow overall. The dress business is a little bit slow overall. It happens to be one of the weakest businesses that we have right now. And a good portion of that is driven by the open nature of that category.

So what else can I tell you? Did I answer your question for you?

Jeff Van Sinderen: Oh, that's helpful. But it sounds like you don't feel like there's an issue with the sandal category in general in the warmer weather markets. And it sounds like you don't feel like -- or it sounds like you do feel like you have a pretty good mix or assortment of sandals. Is that fair to say, at least so far?

Debbie Ferrée: Yes, that would be fair to say. And just yesterday we went over item by item in our casual sandal category to try to gain as much intelligence about what the customer was telling us. And I can tell you that I'm very comfortable with the assortment. I'm comfortable with the key items that we've selected for the customer, the big items that we think will drive the season, and our inventory behind that. So there's nothing right now that would tell me that once the weather breaks that we wouldn't have a nice season in casual sandal.

Jeff Van Sinderen: Okay. Good to hear. And then, any update you can give us in what you're seeing in your athletic business? Is there any read-through there to any shift in trends, from running to basketball, anything of that nature to look at?

Debbie Ferrée: Actually, as Mike stated earlier, all categories have had a relative softening, and athletic isn't immune from that. However, we're still seeing very, very strong results in our big key brands and we're seeing very strong results in our running category. And we really aren't in the basketball business to any great degree, because the key player we actually don't buy that product from. But the categories that we placed our bets on, running and also cross training, are performing very nicely for us. And we actually feel pretty comfortable about how athletic will play out for the balance of the season.

Jeff Van Sinderen: Okay. And then, just one, whoever wants to take this, but in terms of the higher gasoline prices, the tax situation, et cetera, obviously there is a weather component so far this year. What's your latest thinking on your target demographics' purchasing behavior relative to shoes, and also whether you feel that as a value destination you might be able to pick up some trade-down business this year from those that are feeling the macro pinch more?

Mike MacDonald: Well, I'll try that one. It's really hard analytically for us to parse out what the impact of gasoline is. But I think for the most part it's a small, probably insignificant, factor. I think in '08 and particularly '09, we felt like we did get some trade-down activity from other channels of distribution. And if economic factors are weighing on our customers' minds and other customers' minds, then I think we'll be the recipient of some of that, for sure.

The only additional thing besides weather that I could point to, and it's not strictly anecdotal. It's a little bit statistical. It just seems like the Mid-Atlantic, and particularly in the communities around Washington, DC, may be a little more cautious right now than other areas. So they've got the weather factor, but they may also be concerned about what impact the sequester's going to have on their job prospects. That's just speculation on my part and I don't have a lot of data to back it up. But that would be the only other impact I could really call out besides weather.

Jeff Van Sinderen: Okay. That's helpful. Thanks very much and best of luck for the rest of the quarter.

Operator: Chris Svezia; Susquehanna Financial Group.

Chris Svezia: I'm curious, Mike, if maybe, or Doug, if you could just talk about any color as it pertains to comp progression during the first quarter. Was it more challenging earlier in the quarter, just given the tax refund situation, or was it pretty mixed throughout? Did we see any improving trend or is it just it was challenging throughout, there's nothing definitive you can draw from anything?

Mike MacDonald: The only thing I'd say, Chris, is it's pretty consistent. The thing that's inconsistent is that as we move from February, particularly into March and to a lesser extent April, we're up against some of the strongest comps of the entire spring season last year. So the relative base that we're up against is more difficult. So to the extent that our this-year to last-year comps are relatively stable, I guess you could draw from that that I guess there's an underlying improvement there, because we're up against increasingly difficult last-year comps. But the basic answer to your question is, it's been pretty consistent.

Chris Svezia: Okay.

Doug Probst: I would also add that we're kind of breaking our own historical rule, in that the March/April time frame is such a volatile time frame that we've always combined that 9-week period into one Marpril period. But given the contrast of what we saw coming out of the fourth quarter, we felt it was important to share that with everybody on the call so they could see where we were. But also I want to call the attention of the March/April time frame. We won't have the best perspective until we look back after the full 9 weeks are done.

Chris Svezia: Okay. No, we appreciate it. Thank you. Curious, you mentioned the West in terms of just trends was better when the weather broke. Was that similar in Southern Tier markets, or any color about that by any chance?

Mike MacDonald: Yes, the performance of both of those regions is pretty comparable and materially better than the Northeast, Midwest, and Mid-Atlantic.

Chris Svezia: Okay. And then I guess Debbie for you, from a modulating receipts of product -- last year we went through the situation where sandals were -- everything was very strong in Q1. You've got a tough comparison. Q2 things changed. How are you modulating that receipt flow, keeping in mind that Q2 you saw the sandal business shift? Are you hoping that you make some of that business back? And also, maybe one quick comment on wedges -- you talked about sandals and just curious. Can you make the same comment about wedges -- right product but weather having an issue?

Debbie Ferrée: So Chris, what I would tell you is that the business that we've foregone so far, I don't plan on getting that back for the balance of the season. But as you've seen in previous history, it's not unusual for once the weather turns to start really over-exceeding your sales plans. So I think the real key is, I think the content is appropriate. I think that the West and the South performance is showing us that they like the content that they have in sandals -- and wedges, by the way -- and when the weather does turn that we should expect to see that same kind of performance in the other regions.

How we're managing our inventories right now is we're looking at the facts. What is the customer telling us that they really love? We're making sure that we have that positioned properly in terms of receipts coming into the rest of the chain, and also to fill back to those stores that have actually had some amazing sell-throughs. So that's kind of how we're managing the sandals. There's always goods in the market. We'll make sure that we have what the customer wants, the best items, and then we'll chase into that business as the season unfolds.

Wedges actually are doing very nicely for us right now. I know that was a big conversation last year. But what we did is we changed up the kind of wedges that we have on the floor. We changed colorations, materials, and we really freshened them up. So you won't see the same kinds of merchandise this year that you did last year.

It's interesting. Wedges are really the junior customer's dress shoe. So we're doing very nicely in the Young Attitude contemporary area. And I don't think that we should get down on the wedge category like we did last year, when maybe perhaps last year we had too many of the dress wedges and too many of higher heel height wedges. So we're balanced there. We're balanced in terms of heel height, we're balanced in terms of assortments and material. And we're comfortable with what we've seen in selling so far.

Chris Svezia: Okay. Very helpful. Thank you, Debbie. And if I could sneak one last in for Doug -- SG&A, just how do we think about the SG&A expense, whether there's any levers on incentive comp? Or, just if you're going to do a flat comp, the SG&A delevers even with some benefits from lower incentive comp? I'm just curious how we think about that.

Doug Probst: Well, going into the year, based on the incremental new store opening expenses we had last year, not just because of the 39 stores but also the larger stores in Manhattan and Chicago, et cetera, we anticipated a pretty significant leverage for SG&A than we'd seen in the last couple of years. So even as that comp declined, closer to flat, because of those comparisons and managing our variable expenses and recognizing some favorability from a lower bonus payout, that should still provide us some leverage.

And, as Mike put in the script, we are also going to be taking a look at some fixed expenses as well to make sure we're making this as profitable as we can in 2013, regardless of the comps.

Chris Svezia: All right, sounds good, guys. Thank you very much. All the best.

Operator: David Mann; Johnson Rice.

David Mann: Can you talk about, in terms of the first-quarter trend, what you're seeing with your dot-com business, anything different versus the brick and mortar business?

Mike MacDonald: Yes. The dot-com business, like we always say, is the fastest growing part of our business. And that continues to be true. The sales have been in line with our original plans. I would say that we have seen some decline in traffic. So we're offsetting the decline in traffic with better conversion, in order to generate the expected sales levels. But we have seen some declines in traffic and we suspect that can also be a reflection of weather, but we can't tell that with certainty.

David Mann: Okay. Thank you. In terms of the new stores that you opened last year, I think you talked about some cannibalization was expected. Has that been any different in the first quarter than you previously planned?

Mike MacDonald: Well, I can't comment on the first quarter. I will tell you that the cannibalization last fall was about what we had expected. My recollection is it was about a 1% impact on comp, as I recall, pretty much in line with our expectations.

David Mann: And you talked earlier about the marketing cadence. In terms of the actual marketing spend in dollars, how are you changing plans, if at all, this year to adjust?

Mike MacDonald: Well, in terms of budgeting, we budget our marketing spend as a percent of sales and we try to keep that pretty constant from year to year. So as we ramp up and add all the annualized volume from the new stores we opened last year and the new stores we're opening this year, the dollar spend on a budgeted level is significantly higher than the prior year. As you might imagine, in this environment we are reexamining our marketing spend and seeing how we can either get more bang out of the same buck or conceivably even add to our spending in marketing in order to generate traffic.

Because what we need right now is traffic. We have done a phenomenal job in terms of converting the customers coming through the door into sales. Our conversion is up very materially, which says that, to Debbie's point, there's nothing fundamentally wrong with the assortment. In fact, it's pretty attractive to the customers who come in through the door.

And it says that our sales associates in the field are doing a great job of engaging with those customers. We think part of that is due to the quality of our field associate team, which has more stability to it because of some of the things we've been doing in the field. We've been adding full-time positions. We've put in this new recruitment candidate assessment tool that I mentioned.

So I feel like the customer experience and what she sees when she comes through the door is all really good. And that's really reflected in the conversions.

So what we need to do is generate more traffic. And that's why I say we're reexamining our marketing spend right now to see if there are opportunities to boost that in order to generate more traffic, more conversion, more sales.

David Mann: And one last question, if I could -- when you talked about the ability to chase sales, given that you've cut back receipts it sounds like pretty recently, how quickly would you be able to chase? Let's say if you made that decision to chase something right now, how soon would that be in the store? And could that still meaningfully affect Q1 performance?

Debbie Ferrée: Yes, David. So the way I'd look at that is on our core items, our big items that we plan to sell thousands and thousands of pairs, we're pretty protected on that, because we rightsize the receipt to what our sales expectations are. So those backups, if you will, are in the pipeline. And we work very closely with our manufacturers to manage those inventories to rightsize against sales expectations. So I'm very confident that on our big items, our most-have key looks for the season, that we're well protected on that.

In terms of the things that we're canceling right now, those things are really maybe early indicators. We have [a season of] things that weren't moving that I don't -- it really doesn't bother me that we're not going to bring those into the assortment. But there's usually either the exact item or a like item that we can chase in the market and get those goods in pretty quickly.

We haven't seen a whole lot of close-out lists coming out yet. I think it's early in the season for that. That's one other level that we pull to go ahead and bring in some opportunistic buys to chase into sales. But I'm really not concerned right now that we wouldn't be able to get back into something that we see as selling right now. We've actually already started having some pretty aggressive reorders on things that the customer voted early on.

So overall I would tell you I'm not real concerned about it. There's always going to be a couple of items we won't be able to get back into the exact item, but we'd be able to get something very close.

David Mann: Thank you. Good luck.

Operator: Scott Krasik; BB&T Capital Markets.

Scott Krasik: Just a few questions. First, Doug, can you dig into the merchandise margin a little bit more? I thought you had made previous comments last year that you thought you had opportunity to grow merchandise margin in the fourth quarter. Why didn't you?

And then, in terms of the outlook, you have a full year of size optimization. I'm sure the size replenishment is now in full swing. Why would you guide to or think about just trying to achieve a flat merchandise margin in '13, especially when it was down 60 basis points last year?

Doug Probst: Well, just for point of context, the 44.6% is nothing to be ashamed of, because the 45.2% was the highest we've ever achieved. In fact, 44.6% matches the record high behind that one. So 45.2% was a little bit higher than we've ever had, but the 44.6% is not a bad number. So going into this year it's not like costs are coming down significantly. And we just thought that was a prudent way to plan the business.

As it relates to the fourth quarter, we had some merchandise margin expectations internally. We did fall a little short of those. The storm in the Northeast didn't help us. And we wanted to make sure our inventories were in a position, starting in February, that were as clean and at the right levels to operate the business for the first quarter.

So, again, to the end of 2012 we are pleased with our results in merchandise margin and prudently planning the merchandise margin rates for 2013 we thought was a good target as well.

Scott Krasik: Okay. And then, couple more. Just jewelry -- if you are seeing in-line results or maybe better than in-line results, it's such a gift-giving impulse item, why wouldn't you have it rolled out for holiday 2013?

Debbie Ferrée: Yes, Scott. So what we wanted to do is we wanted to read it for approximately 6 months. And if you remember, we launched this in a test phase in the 25 stores just mid-November. So the goods are actually just rolling out. We actually just started to get some really significant reads in the last 3 to 6 weeks. So we will continue to read that through the spring season. We feel that there are some adjustments we need to make in the mix because we're outperforming in some things and underperforming in others. So we felt that we needed to make some good decisions, read that through the spring season.

It's not that it would be unheard of, that we couldn't roll that out to more stores in fourth quarter, because that is gift giving. I just wanted to give myself a little bit of wiggle room, so I made sure that the decisions that we made were, in fact, good decisions based on hard facts, where we were more prone to success than failure when we do roll it out.

Scott Krasik: Okay. And then just two more, one for Mike, one for Doug. Mike, you do run pretty lean. That's one of the qualities of DSW. You know, this luxury, especially in apparel, seems so far afield. What type of resources did that take from you or time spent, and is that the best use of your time?

And then, Doug, maybe thoughts on share buybacks now, given that the stock looks like it's going to be a little bit weaker today?

Mike MacDonald: Good question, Scott. I would say the level of effort and the dedication of resource was significant to launch Luxe810. As to the apparel in the pop-up stores, quite honestly, that was a fairly contained effort within the four walls of DSW, not requiring a lot of staff additions. Rather, what we did is we outsourced the setup and the operation of those stores to people who are skilled in operating in pop-up and liquidation-type activities. So I'm not saying it wasn't expensive. It was expensive. But in terms of distraction and dedication of labor inside of DSW, we weren't really affected by the pop-up stores.

Where we did dedicate resources, to the Luxe810 portion, the website portion of the luxury initiative, because if it's going to be successful, that's the go-forward portion of the total effort.

Scott Krasik: Okay. And then, buybacks?

Doug Probst: And as far as the share buyback, as you recall, we do have a $100 million authorization and that still goes through June. We are set up to react opportunistically should those metrics, those historical selling prices, line up. And that's just one way to get some cash back to shareholders. As you remember, as I said, $128 million in dividends in '12 and another $100 million in 2011. So we want to use our cash to build the business, but also to find out ways to get it back to shareholders, and buying back shares is another opportunity. So it's an opportunistic buyback program we have in place and if it lines up we'll take that opportunity.

Scott Krasik: Do you think you're still operating with excess cash?

Doug Probst: Well, $400 million is a nice cash position. Arguably you could say that's excessive, but we like how we have that cash balance. It provides us a lot of opportunities, whether it's giving back to our shareholders, investing in the business, and taking opportunities where they exist. So it's a nice cash balance. We're proud of our balance sheet.

Scott Krasik: Okay. Thank you.

Operator: Mark Montagna; Avondale Partners.

Mark Montagna: For the first half, sounds like you're expecting a comp of flat, but what about overall sales? It would seem that since you had so many new stores last year that the sales growth is going to be a little distorted compared to past history and the spread between sales and comps.

Doug Probst: I'm trying to think how to best answer that question. But, yes, we anticipated giving some sales guidance on just total sales increase. Because there is some of that spread our metrics are a little bit tough to read right now, given the current business. But I'm not sure I can answer that question for you to help you, other than that spread should continue to increase as these new stores come on.

Can I -- does that answer your question at all or maybe you can --

Mark Montagna: Yes. Well, it sounds like you just, given the uncertainty of what's going on right now with the market, it's hard for you to project it. So it kind of sounds like you're in that boat right now.

Doug Probst: Yes. I'm sorry. I'll try to put together a better response for you. But certainly we do look at total sales increase. The comps can be distortive. We use the example of the New York stores. We opened so many large volume stores. And that puts pressure on our single Union Square comp store, but the total Manhattan marketplace is up significantly. So as that is an example, clearly there's some of that impact in other markets throughout the country.

Mark Montagna: Okay. And then, just back to sandals, it sounds like they're strong in the warm areas. But what is your typical sandals percentage of sales in the first half, for women's?

Mike MacDonald: About 25% of the total business.

Mark Montagna: Okay. And then --

Mike MacDonald: That's total sandals. That includes casual sandals, dress sandals, the whole sandal category within women's.

Mark Montagna: 25% of total Company or 25% of women's?

Mike MacDonald: Total Company. It's about -- I think it's 23% in Q1 and closer to 30% in Q2.

Mark Montagna: Okay. And then, what about -- you spoke about athletic. It sounded like it was softening. But then you'd mentioned running and cross training were both doing well. So I'm trying to understand what is weak. And then, how is athletic doing in the warmer climates?

Debbie Ferrée: So the place that we're seeing a softer start is in the vulcanized and the fashion piece. There are pieces of fashion that are doing well, but that's where we're seeing a little bit of a softer start. But the running and the cross training is actually both trending pretty nicely. So typically what we'll see is that athletics should perform a little bit better when the weather gets a little bit colder. And it tends to soften up in second quarter when customers want to buy sandals.

So right now what we're seeing is -- without giving too much information about what we see the first six weeks, we're in about mid-to-low single digit decrease in athletic right now. But that's such a small number that I don't think that's going to be hard to make up.

Mark Montagna: Okay. And then, what about men's? Is men's doing okay in these warmer-weather areas?

Debbie Ferrée: Men's actually is doing well overall. In fourth quarter we had a high-single digit comp increase in men's. What we're seeing through the first six weeks of the season is we're in mid-to-high single digit comp increase again. The thing that's happening in men's is sandals is down, as you would expect. Boots is up significantly. And both dress and casual are trending very nicely at mid-to-single digit comps.

So I think what we're seeing right now is -- we talked last year that there is an increase in penetration that we feel the men's business can contribute to our business. They're buying a lot of fashion. Our traditional business is stable. Our classic business is stable. And the upside is really in contemporary, boots, and fashion. And the customer, male customer, is responding very, very well to the new contemporary fashion product we have on the floor. I don't see that stopping and I think that we're just at the tip of the iceberg there.

Mark Montagna: Okay. And then, just lastly, in terms of boots, sounds like the comp was pretty good, but what about merchandise margin looking at the fourth quarter? And then, how about here in the first quarter?

Debbie Ferrée: Let's see here. So let me -- why don't we take another question and I will get back to you on that. I'm going to look in my reports just to see what the differential is between Q1 and Q2.

Doug Probst: And, Mark, another follow up to your question about the spread, it's important to note we're projecting up to 30 stores this year versus 39 last year, so maybe three quarters the number of openings that we had in 2012. But the volume differential is more than that, because the 39 stores incorporated the two big New York stores, the Chicago, and some other big ones that we just don't have in these 28 to 30 stores that we're opening in '13. So it's important to note it, that maybe it will -- only 75% of the stores that we're opening in store count might be 60% of the volume, roughly. So it's important to incorporate that into your thinking and modeling.

Mark Montagna: Okay. And then, are those stores going to be front-end loaded, back-end loaded or what's the cadence for the year?

Doug Probst: Fortunately this year it's a little more evenly first and third quarter, little bit more in the third perhaps, but not like the distortion we had in 2012 when we opened so many stores in the back half. So pretty even.

Mark Montagna: Okay. That's great. That was all I had. So, Debbie, I could check with you afterwards.

Debbie Ferrée: Okay. That's great. Thanks.

Operator: Seth Sigman; Credit Suisse.

Seth Sigman: Just a follow up on the luxury initiative. I think you mentioned $5 million loss related to the website this year. Can you maybe just elaborate on what's driving that loss and how to think about the progression into 2014?

Mike MacDonald: Yes, I wish I could. It's a brand new initiative. We've got a more full and deep assortment. And we've got an expense component to support that initiative, both in terms of people to manage the site, to do the photographs, to market to that customer, and the cost of marketing itself. So there is an expense component. We think and hope we've been conservative in our margin projections, but we'll see.

And so it's really almost impossible for me to give you good guidance on how that's going to come out, because we're all of two weeks into it on a marketing supported basis. So I'm sorry I can't be more specific, but I've given you what I know.

Seth Sigman: All right, understood. Just to follow up on the comps outlook, you're planning for flattish comps for the first half. If we assume seasonal factors kind of normalize in the second half -- which that may or may not be a good assumption -- but, what could comps actually look like in the second half of the year? Is there any structural reason why we can't get back to kind of a low-to-mid single digit range if those factors normalize?

Mike MacDonald: Yes. I don't see any reason why we couldn't. In fact, that's what we were anticipating before the season began, so absolutely. We think our business model is fundamentally sound and we're going to grow market share in terms of both comps and new stores and dot-com. So, yes, I don't see any reason why it shouldn't. I just don't have any evidence to point to right now that I can give you more than what I've given you.

Seth Sigman: Yes. It's obviously very early. Well, thanks, and good luck.

Operator: Thank you. And at this time I'd like to send the call back over to Management for any closing remarks.

Mike MacDonald: Okay. Thank you. Well, listen, we appreciate all of your support, both now and historically, but particularly now. I think you can tell we've tried to be totally transparent in our comments to you, be as open as we can be so that you have as much insight into the business as we do.

One of the things that is unique about DSW is its flexibility and nimbleness, and this is a great opportunity for us to exercise that skill. And that's what we intend to do, to both minimize the profit impact while business is weak and to take full advantage of it when it restores. So that's how we're managing the business. And we'll keep in touch with you and hopefully next quarter we'll have a different story to tell. So, thank you.

Operator: Thank you. The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.